Exhibit 99.1

 SANGAMO BIOSCIENCES INITIATES CLINICAL TRIAL FOR NOVEL THERAPY FOR DIABETIC
                                  NEUROPATHY

                    FIRST PATIENT TREATED IN PHASE I TRIAL

     RICHMOND, Calif., May 5 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today announced that the company has initiated a Phase I clinical trial of SB-509, a novel therapeutic designed to protect and stimulate the regeneration of peripheral nerve function in diabetics suffering from peripheral neuropathy. The multi-center study is designed to evaluate clinical safety of SB-509 in diabetics with mild to moderate diabetic peripheral sensory motor neuropathy in the legs.

     "We are successfully translating our zinc finger DNA-binding protein (ZFP) technology into products that are now being tested in human clinical trials to address significant unmet medical needs," said Edward Lanphier, Sangamo's president and CEO. "This is an important step on our path to realizing our goal of building the first new therapeutic product development platform for the 21st century."

     The U.S. Food and Drug Administration cleared an Investigational New Drug
(IND) filing for the single blind, placebo-controlled, dose-escalation trial in February 2005. The trial began with the screening and treatment of the first patient at the Diabetes and Glandular Disease Clinic in San Antonio, Texas. Other trial sites are expected to begin recruitment shortly and Sangamo expects to have up to a total of 4 sites participating in the study.

     "We are very excited to be involved in testing this unique approach to what has so far been an inevitable problem for the majority of long-term diabetics," stated Mark S. Kipnes, M.D., a clinical investigator for Sangamo and Endocrinologist at the Diabetes and Glandular Disease Clinic. "Currently, apart from very strict glucose control which is unattainable for most patients; there is nothing available to treat or protect the damaged nerves directly, only products, such as analgesics, that treat the symptoms."

     SB-509 is an injectable formulation of plasmid DNA that encodes a zinc finger DNA-binding protein transcription factor (ZFP TFTM), designed to upregulate the vascular endothelial growth factor A (VEGF-A) gene. VEGF-A has been demonstrated to have direct neurotrophic and neuroprotective properties. In preclinical animal efficacy studies in a diabetic rat model, SB-509 has proven effective in protecting motor and sensory nerve function from disease-induced nerve damage. These data will be presented at the 65th Annual Scientific Sessions of the American Diabetes Association held June 10-14, 2005 in San Diego, California.

     "In previous studies, VEGF-A has been shown to be efficacious for maintenance of nerve function in this condition and we believe that our approach of activating the patient's own VEGF-A gene directly may have important advantages over introducing a cloned gene or recombinant protein," said Dale Ando, M.D., Sangamo's vice-president of therapeutic development and chief medical officer. "Although this is primarily a safety study, all of the patients participating will be given treatment in one leg and placebo in the other. The trial is designed as a 'single blinded' study therefore neither the treating doctor nor the patient knows which leg received the treatment. Patient safety will be monitored throughout the study, and visits at one, two, three and six months will include neurological examination and electrophysiological testing. The ability to compare parameters in the treated and untreated leg and in addition compare to baseline measurements may allow us to gain some preliminary data on the therapy's effectiveness in improving patients' neurological functions and electrophysiological parameters."

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     It is expected that approximately 12 patients will be treated in the trial.
Subjects will receive injections in a distribution that targets the major peripheral nerves in the legs and feet. The first dose level will be injected in a distribution to treat nerves in the foot, the second will be distributed to include nerves in the outside of the lower leg and foot, the third for the whole lower leg and foot and the fourth for the major nerves in the whole leg from the thigh down. The trial is expected to take approximately 12 months to screen and enroll patients and 6 months for patient follow-up. Patients interested in participating in this trial may visit the Sangamo website at http://www.sangamo.com/human/human_phase1_trial.html for a list of study sites and their contact information.

     About Diabetic Neuropathy
     Diabetic peripheral sensory motor neuropathy is one of the most frequent complications of diabetes and affects an estimated 50% of diabetics who have lived with their diabetes for ten years or more. The American Diabetes Association estimates that there are currently approximately 18.3 million people with diabetes in the United States. According to the CDC, diabetes is becoming more common in the United States. From 1980 through 2002, the number of Americans with diabetes more than doubled. Symptoms include numbness, tingling sensations and pain particularly in the toes or feet. This is gradually replaced by loss of sensation and motor function as nerve damage progresses. Ulcers and sores may appear on numb areas of the foot because pressure or injury goes unnoticed. Despite adequate treatment, these areas of trauma frequently become infected and this infection may spread to the bone, necessitating amputation of the leg or foot. More than 60% of non-traumatic lower-limb amputations in the United States occur among people with diabetes. In the period from 2000 to 2001 this translated to approximately 82,000 amputations.

     About Sangamo
     Sangamo BioSciences, Inc is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development programs are currently in Phase I clinical trials for evaluation of safety in patients with peripheral artery disease and diabetic neuropathy. Other therapeutic development programs are focused on ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFTM) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNs) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases such as sickle cell anemia and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com

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     This press release may contain forward-looking statements based on
Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

SOURCE  Sangamo BioSciences, Inc.
     -0-                             05/05/2005
     /CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or media, Kathy Nugent, +1-212-213-0006, or investors, John Cummings, +1-415-352-6262, both of Burns McClellan, Inc., for Sangamo BioSciences, Inc./
     /Web site: http://www.sangamo.com